Exhibit 8

Opinion of Arnold & Porter LLP regarding certain

material tax issues relating to CNL Income Properties, Inc.

CNL Income Properties, Inc.

March     , 2006

March     , 2006

CNL Income Properties, Inc.

450 South Orange Avenue

Orlando, FL 32801

Ladies and Gentlemen:

You have requested certain opinions regarding the application of U.S. federal income tax laws to CNL Income Properties, Inc., a Maryland corporation (the “Company”) in connection with the registration and proposed sale of up to 200,000,000 shares of common stock of the Company, par value $.01 per share (the “Shares”), pursuant to the Registration Statement on Form S-11 (File No. 333-128662) which was filed by the Company under the Securities Act of 1933, as amended (the “Registration Statement”). All capitalized terms used but not otherwise defined herein shall have he respective meanings given them in the prospectus included in the Registration Statement filed on or about the date hereof.

In rendering the following opinions, we have examined such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate as a basis for such opinions, including the following: (1) the Registration Statement (including all Exhibits thereto and all amendments made thereto through the date hereof), (2) the Articles of Incorporation of the Company, together with all amendments thereto, (3) certain written representations of the Company contained in a letter to us dated on or about the date hereof, and (4) such other documents or information as we have seemed necessary to render the opinions set forth in this letter. In our review, we have assumed, with your consent, that the documents listed above that we reviewed in proposed form will be executed in substantially the same form, all of the representations and statements set forth in such documents are true and correct, and all of the obligations imposed by any such documents on the parties thereto, including obligations imposed under the Articles of Incorporation of the Company, have been or will be performed or satisfied in accordance with their terms. We also have assumed the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made.

Unless facts material to the opinions expressed herein are specifically stated to have been independently established or verified by us, we have relied as to such facts solely upon the representations made by the Company. To the extent that any representations of the Company are with respect to matters set forth in the Internal Revenue Code of 1986, as amended (the Code”) or the regulations promulgated thereunder (including any Temporary and Proposed Regulations, the “Treasury Regulations”), we have reviewed with the individuals making such representations the relevant provisions of the Code, the applicable Treasury Regulations and published administrative interpretations thereof. Based upon, and subject to, the foregoing, we are of the opinion as follows:

1.	The Company will qualify as a REIT under the Code for its taxable years ended December 31, 2004 and December 31, 2005, the Company is organized in conformity with the requirements for qualification as a REIT, and the Company’s proposed method of operation enables it to meet the requirements for qualification as a REIT under the Code.

2.	The discussion of matters of law under the heading “FEDERAL INCOME TAX CONSIDERATIONS” in the Registration Statement is accurate in all material respects, and such discussion fairly summarizes the federal income tax considerations that are likely to be material to a holder of Shares of the Company.

CNL Income Properties, Inc.

March     , 2006

For a discussion relating the law to the facts and legal analysis underlying the opinions set forth in this letter, we incorporate by reference the discussion of federal income tax issues, which we assisted in preparing, in the sections of the Registration Statement under the heading “FEDERAL INCOME TAX CONSIDERATIONS.”

The opinions set forth in this letter are based on existing law as contained in the Code, Treasury Regulations, and interpretations of the foregoing by the Internal Revenue Service (“IRS”) and by the courts in effect (or, in case of certain Proposed Regulations, proposed) as of the date hereof, all of which are subject to change, both retroactively or prospectively, and to possibly different interpretations. Moreover, the Company’s ability to achieve and maintain qualification as a REIT depends upon its ability to achieve and maintain certain diversity of stock ownership requirements and, through actual annual operating results, certain requirements under the Code regarding its income, assets and distribution levels. No assurance can be given that the actual ownership of the Company’s stock and its actual operating results and distributions for any taxable year will satisfy the tests necessary to achieve and maintain its status as a REIT. We assume no obligation to update the opinions set forth in this letter. We believe that the conclusions expressed herein, if challenged by the IRS, would be sustained in court. Because our positions are not binding upon the IRS or the courts, however, there can be no assurance that contrary positions may not be successfully asserted by the IRS.

The foregoing opinions are limited to the specific matters covered thereby and should not be interpreted to imply the undersigned has offered is opinion on any other matter.

We hereby consent to the use and filing of this opinion as an exhibit to the Registration Statement and to all references to us in the Registration Statement.

Very truly yours,

/s/ Arnold & Porter LLP
Arnold & Porter LLP